Exhibit 99.1

Press Release	For Immediate Release
Date: June 30, 2023

PRESIDENT AND CEO JOHN LONG ANNOUNCES INTENTION TO RETIRE FROM THE BANK OF GLEN BURNIE

GLEN BURNIE, MD (June 30, 2023) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie®, announced today that President and CEO, John D. Long, plans to retire from the Bank by the end of 2023 to spend more time with family and pursue other opportunities. Mr. Long will work closely with the Board of Directors to ensure a smooth leadership transition and will remain at the Bank during the transition period.

“On behalf of the Board of Directors, the management team, and our employees, I would like to extend our sincere gratitude to Mr. Long for his service to The Bank of Glen Burnie and Glen Burnie Bancorp,” said John E. Demyan, Chairman of the Board. “During his leadership, we made great strides to modernize our technology and expand our retail and business product offerings. We are grateful for these contributions, and we wish him the best in his future endeavors. We have an experienced leadership team in place and are poised for success during this transition period and well into the future.”

“The decision to retire from the Bank is not an easy one,” said Mr. Long. “I am extremely proud of the numerous accomplishments and the incredibly talented team of people I have had the privilege to work alongside during my time at The Bank of Glen Burnie. The hard work and dedication of our management team, our Board, and our employees has allowed us to achieve so much. It has truly been an honor to lead this wonderful community bank for the past seven years.”

“I am excited to begin this new chapter,” continued Mr. Long. “I am fully committed to working closely with the Board to ensure that my successor is ready to take the reins and maintain the positive momentum as we forge a path to greater growth and success.”

The Board of Directors has commenced an executive search and will oversee the process of choosing Mr. Long’s successor.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Janet Kim, Director of Marketing and Public Relations

410-768-8857

jkim@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061